Exhibit 99.1

November 14, 2011
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Charges for Store Closings and Discontinued Projects Reduced Earnings Per Share by $0.17--

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $225 million for the quarter ended October 28, 2011, a 44.3 percent decline from the same period a year ago.  Diluted earnings per share decreased 37.9 percent to $0.18 from $0.29 in the third quarter of 2010.  For the nine months ended October 28, 2011, net earnings decreased 12.1 percent from the same period a year ago to $1.52 billion while diluted earnings per share decreased 3.3 percent to $1.17.

Included in the above reported results are charges related to store closings and discontinued projects which, in the aggregate, reduced pre-tax earnings for the quarter by $336 million and diluted earnings per share by $0.17.

Sales for the quarter increased 2.3 percent to $11.9 billion, up from $11.6 billion in the third quarter of 2010.  For the nine months ended October 28, 2011, sales were $38.6 billion, an increase of 0.6 percent from the same period a year ago.  Comparable store sales for the third quarter increased 0.7 percent and for the first nine months of 2011 decreased 1.0 percent.

"Our performance is not at the level we expect relative to the market," commented Robert A. Niblock, Lowe’s chairman, president and CEO.  "We are making the changes necessary to right size the organization, improve speed to market and enhance the shopping experience.  We are keenly focused on improving our core business while also developing new capabilities and services for the future.  I am confident we are moving forward on a clear path that is not dependent on an unlikely near-term economic recovery.

“I would like to thank our hard-working employees for their ongoing dedication and customer focus during a time of significant change,” Niblock added.

During the quarter, Lowe’s opened eight stores.  As of October 28, 2011, Lowe’s operated 1,744 stores in the United States, Canada and Mexico representing 196.5 million square feet of retail selling space, a 0.5 percent increase over last year.

A conference call to discuss third quarter 2011 operating results is scheduled for today (Monday, November 14) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2011 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until February 26, 2012.

Lowe’s Business Outlook

Fourth Quarter 2011 – a 14-week Quarter (comparisons to fourth quarter 2010 – a 13-week quarter)
•	Total sales are expected to increase approximately 8 percent, including the 14th week
•	The 14th week is expected to increase total sales by approximately 7 percent
•	The company expects comparable store sales of flat to 1 percent
•
Earnings before interest and taxes as a percentage of sales (operating margin) are expected to decrease approximately 50 basis points, which includes approximately 10 basis points impact from additional expenses associated with previously announced store closings

•	Depreciation expense is expected to be approximately $370 million
•	Diluted earnings per share of $0.20 to $0.23 are expected
•	Lowe’s fourth quarter ends on February 3, 2012 with operating results to be publicly released on Monday, February 27, 2012

Fiscal Year 2011 – a 53-week Year (comparisons to fiscal year 2010 – a 52-week year)
•	Total sales are expected to increase 2 to 3 percent, including the 53rd week
•	The 53rd week is expected to increase total sales by approximately 1.5 percent
•	The company expects comparable store sales to decline approximately 1 percent
•	The company expects to open approximately 25 stores in 2011
•
Earnings before interest and taxes as a percentage of sales (operating margin) are expected to decrease 80 to 90 basis points, which includes approximately 80 basis points impact from charges associated with store closings and discontinued projects

•	Depreciation expense is expected to be approximately $1.5 billion
•
Diluted earnings per share of $1.37 to $1.40 are expected for the fiscal year ending February 3, 2012, which includes approximately $0.20 per share impact from charges associated with store closings and discontinued projects

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and successfully develop new sites for store development particularly in major metropolitan markets; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (viii) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2010 sales of $48.8 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Nine Months Ended
	October 28, 2011		October 29, 2010		October 28, 2011		October 29, 2010
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$11,852	100.00	$11,587	100.00	$38,579	100.00	$38,335	100.00

Cost of sales	7,815	65.94	7,526	64.95	25,208	65.34	24,909	64.98

Gross margin	4,037	34.06	4,061	35.05	13,371	34.66	13,426	35.02

Expenses:

Selling, general and administrative	3,233	27.27	2,931	25.30	9,583	24.84	9,214	24.03

Depreciation	361	3.05	399	3.44	1,098	2.84	1,194	3.12

Interest - net	91	0.77	80	0.69	269	0.70	246	0.64

Total expenses	3,685	31.09	3,410	29.43	10,950	28.38	10,654	27.79

Pre-tax earnings	352	2.97	651	5.62	2,421	6.28	2,772	7.23

Income tax provision	127	1.07	247	2.13	904	2.35	1,047	2.73

Net earnings	$225	1.90	$404	3.49	$1,517	3.93	$1,725	4.50

Weighted average common shares outstanding - basic	1,250		1,390		1,283		1,415

Basic earnings per common share (1)	$0.18		$0.29		$1.17		$1.21

Weighted average common shares outstanding - diluted	1,252		1,392		1,286		1,417

Diluted earnings per common share (1)	$0.18		$0.29		$1.17		$1.21

Cash dividends per share	$0.14		$0.11		$0.39		$0.31

Retained Earnings
Balance at beginning of period	$16,060		$18,454		$17,371		$18,307
Net earnings	225		404		1,517		1,725
Cash dividends	(176)		(154)		(498)		(440)
Share repurchases	-		(560)		(2,281)		(1,448)
Balance at end of period	$16,109		$18,144		$16,109		$18,144

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $223 million for the three months ended October 28, 2011 and $400 million for the three months ended October 29, 2010. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,505 million for the nine months ended October 28, 2011 and $1,710 million for the nine months ended October 29, 2010.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		October 28, 2011	October 29, 2010	January 28, 2011
Assets

Current assets:
Cash and cash equivalents		$675	$1,078	$652
Short-term investments		294	659	471
Merchandise inventory - net		8,990	8,543	8,321
Deferred income taxes - net		237	202	193
Other current assets		227	219	330

Total current assets		10,423	10,701	9,967

Property, less accumulated depreciation		21,888	22,180	22,089
Long-term investments		705	865	1,008
Other assets		850	595	635

Total assets		$33,866	$34,341	$33,699

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$590	$36	$36
Accounts payable		5,242	4,959	4,351
Accrued compensation and employee benefits		622	678	667
Deferred revenue		789	802	707
Other current liabilities		1,913	1,533	1,358

Total current liabilities		9,156	8,008	7,119

Long-term debt, excluding current maturities		6,025	5,539	6,537
Deferred income taxes - net		322	456	467
Deferred revenue - extended protection plans		687	621	631
Other liabilities		867	825	833

Total liabilities		17,057	15,449	15,587

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
October 28, 2011	1,260
October 29, 2010	1,394
January 28, 2011	1,354	630	697	677
Capital in excess of par value		24	6	11
Retained earnings		16,109	18,144	17,371
Accumulated other comprehensive income		46	45	53

Total shareholders' equity		16,809	18,892	18,112

Total liabilities and shareholders' equity		$33,866	$34,341	$33,699

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	October 28, 2011	October 29, 2010
Cash flows from operating activities:
Net earnings	$1,517	$1,725
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,171	1,272
Deferred income taxes	(200)	(147)
Loss on property and other assets - net	407	72
Share-based payment expense	81	84
Net changes in operating assets and liabilities:
Merchandise inventory - net	(669)	(288)
Other operating assets	126	(25)
Accounts payable	892	668
Other operating liabilities	567	472
Net cash provided by operating activities	3,892	3,833

Cash flows from investing activities:
Purchases of investments	(1,200)	(2,033)
Proceeds from sale/maturity of investments	1,672	1,206
Increase in other long-term assets	(217)	(53)
Property acquired	(1,264)	(1,012)
Proceeds from sale of property and other long-term assets	26	24
Net cash used in investing activities	(983)	(1,868)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	-	991
Repayment of long-term debt	(28)	(542)
Proceeds from issuance of common stock under share-based payment plans	55	63
Cash dividend payments	(470)	(418)
Repurchase of common stock	(2,434)	(1,616)
Other - net	(9)	1
Net cash used in financing activities	(2,886)	(1,521)

Effect of exchange rate changes on cash	-	2

Net increase in cash and cash equivalents	23	446
Cash and cash equivalents, beginning of period	652	632
Cash and cash equivalents, end of period	$675	$1,078